Exhibit (a)(1)(C)

CONSENT FORM

      THIS WRITTEN CONSENT IS SOLICITED BY WHLP ACQUISITION LLC FOR ACTION BY WRITTEN CONSENT OF THE LIMITED PARTNERS OF WESTIN HOTELS LIMITED PARTNERSHIP (THE “PARTNERSHIP”) TO BE EFFECTIVE AS SET FORTH IN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT, DATED NOVEMBER 4, 2003, AS SUPPLEMENTED. THIS WRITTEN CONSENT IS NOT SOLICITED BY OR ON BEHALF OF THE PARTNERSHIP, THE GENERAL PARTNER OR THE BOARD OF DIRECTORS OF THE GENERAL PARTNER.

     Regardless of whether you have already delivered a Consent Form to us, if you wish to consent to any or all of the Proposals, you must complete, sign, date and return this new YELLOW Consent Form to the Depositary.

     Note:     If you wish to tender your Units, in addition to delivering your consent to the Proposals described in this Consent Form, you must also complete, sign and deliver the BLUE Agreement of Assignment and Transfer that is included in this package unless you have previously delivered an Agreement of Assignment and Transfer. As described in the Offer to Purchase and Solicitation Statement, as supplemented, your consent to all of the Proposals will increase the chances that we will be able to promptly purchase all of the Units validly tendered to us and not withdrawn and to effect the Merger.

     The undersigned, with respect to each unit of limited partnership interest in the Partnership held of record by the undersigned on January 1, 2004, hereby sets forth his, her or its vote in connection with the written consents solicited by WHLP Acquisition LLC (including to its assignee or assignees, “Purchaser”) as described in the Offer to Purchase and Solicitation Statement, dated November 4, 2003, as supplemented on January 30, 2004. Capitalized terms used herein have the meanings given to them in the Offer to Purchase and Solicitation Statement, as so supplemented.

     Please sign and date this Consent Form. You are encouraged to indicate your vote by marking the appropriate boxes below. Failure to check any of the boxes with respect to any Proposal will constitute a vote “FOR” such Proposal.

     Please send your executed Consent Form to the Depositary by mail, hand delivery, overnight courier or facsimile:

American Stock Transfer & Trust Company

59 Maiden Lane
New York, NY 10038
Facsimile: 718-234-5001

     A pre-addressed, postage-paid envelope is enclosed for your convenience. The method of delivery of this Consent Form and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by our Depositary. If delivery is by mail, we recommend registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to or on February 6, 2004 (or such date as the Consent Solicitation is extended).

     Please call Purchaser’s Information Agent, D. F. King & Co., Inc. at 1-888-605-1957 (Toll-Free) (Banks and Brokers call Collect at (212) 269-5550) if you have any questions regarding the Consent Solicitation.

     IMPORTANT: Please fill out the reverse side of this card and return it promptly.

IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK IN BLUE OR BLACK INK AS SHOWN HERE ☒.

      The undersigned hereby consents to the Proposals, as more fully described in and subject to the Offer to Purchase and Solicitation Statement dated November 4, 2003, as supplemented by the accompanying Supplement thereto dated January 30, 2004, as indicated below. Capitalized terms used below have the meanings given to them in the Offer to Purchase and Solicitation Statement, as supplemented.

(1)	The Proposal to allow Purchaser to submit on my behalf, as my agent and attorney-in-fact, the amendments to the Partnership Agreement (the “Amendments”) described in (2) and an accompanying statement of purpose.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2)	The Proposal to adopt the following Amendments to the Partnership Agreement set forth in Annex E to the Offer to Purchase and Solicitation Statement, as supplemented.

(2.a)	An amendment to add the defined term, “Qualified Tender Offer,” to Article I of the Partnership Agreement. The text of this new defined term is contained in Annex E to the Offer to Purchase and Solicitation Statement, as supplemented. This defined term would encompass any cash tender offer for all of the outstanding Units by an offeror who discloses that it intends to effect a merger of the Partnership with it or one of its affiliates upon completion of the tender offer in which the merger consideration is equal to the tender offer price if, following the completion of the offer, the offeror owns a majority of the Units. The Offer (if it is successful), but not the January Kalmia Offer, would meet this definition.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.b)	An amendment to add the defined term, “Qualified Merger,” to Article I of the Partnership Agreement. The text of this new defined term is contained in Annex E to the Offer to Purchase and Solicitation Statement, as supplemented. This defined term would encompass any merger of the Partnership following a Qualified Tender Offer in which the other party is the offeror or its affiliate and the consideration paid in the merger is the same as the consideration offered in the Qualified Tender Offer.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.c)	An amendment to render the transfer restrictions contained in Section 11.01(a) of the Partnership Agreement inapplicable to transfers in connection with Qualified Tender Offers and Qualified Mergers, including the Offer and the Merger. Section 11.01(a) of the Partnership Agreement provides that no transfer of Units is valid or effective, and the General Partner does not have an obligation to recognize a purported transfer, where, in the opinion of counsel to the Partnership, the transfer would be likely to (i) violate the registration requirements of the Securities Act, (ii) violate any state laws or governmental regulations (including those relating to suitability standards), (iii) cause the Partnership to be treated as a corporation for United States federal income tax purposes, (iv) result in the termination of the Partnership for United States federal income tax purposes under Section 708 of the Internal Revenue Code or (v) result in the inability of the Partnership to obtain or continue in effect any license permitting the sale of alcoholic beverages in the Michigan Avenue Hotel.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.d)	An amendment to prevent the General Partner from suspending the transfer of Units in connection with Qualified Tender Offers or Qualified Mergers, including the Offer and the Merger. This amendment would remove the discretion that Section 11.01(b) of the Partnership Agreement gives the General Partner to suspend transfers of Units if any transfer, when added to all other transfers made within the preceding twelve months, would result in the transfer of 40% or more of the interests in the Partnership.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.e)	An amendment to prevent the General Partner from imposing any transfer restrictions not set forth in the Partnership Agreement on transfers of Units made in connection with any Qualified Tender Offer or Qualified Merger.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.f)	Amendments to require that (i) transfers of Units in connection with Qualified Tender Offers and Qualified Mergers be recognized immediately, rather than on the last business day of a calendar quarter, and (ii) the transferee in such transactions be deemed a Substituted Limited Partner immediately. These amendments would also effect technical changes to the Partnership Agreement to facilitate the transfer of Units in a Qualified Tender Offer or Qualified Merger, including the Offer and the Merger.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(2.g)	An amendment to permit the Merger or any other Qualified Merger to be effected upon the consent of Limited Partners who collectively hold more than 50% of the Units, without the consent of the General Partner.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

(3)	The Proposal to approve (1) the Merger between Starwood Hotels & Resorts Worldwide, Inc., or one of its subsidiaries, and the Partnership, and the Merger Agreement related thereto, following the adoption of the above Amendments to the Partnership Agreement described in Proposal 2-g above and (2) the Merger Agreement related thereto.

FOR ☐                    AGAINST ☐                    ABSTAIN ☐

      I hereby irrevocably constitute and appoint Purchaser and its designees as my true and lawful attorneys-in-fact and proxies with respect to the Units (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after Purchaser’s Offer Date), each with full power of substitution, to the full extent of my rights (such power of attorney and proxy being deemed to be an irrevocable durable power coupled with an interest and being unaffected by my disability, incapacity, dissolution, termination or bankruptcy) to vote on the three Proposals described above in the same manner as indicated in this Consent Form (or, if not so indicated, “FOR” the respective Proposals) and to make the submission to the General Partner as contemplated by the first Proposal described above.

      Note: If you wish to tender your Units in addition to delivering your consent to the Proposals described in this Consent Form, you must also complete, sign and deliver the BLUE Agreement of Assignment and Transfer that is included in this package, unless you have previously delivered an Agreement of Assignment and Transfer.

Signature(s) of Limited Partners(s) Name:

Signature of Representative Name: Capacity:
Dated:                               , 2004

      (NOTE: Please sign exactly as your name or names appear on the label. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.)

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